SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

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                              USA Networks, Inc.

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                (Name of Registrant as Specified in its Charter)


                            Vivendi Universal, S.A.

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Additional Information

----------------------

     Stockholders of USA Networks are urged to read the proxy statement when it becomes available because it will contain important information about USA Networks, the transactions and related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations, USA Networks, Inc., Carnegie Hall Tower, 152 W. 57th Street, 42nd Floor, New York, NY 10019 (Telephone: (212) 314-7400). Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by USA Networks and Vivendi with the Securities and Exchange Commission in connection with the transactions at the SEC's web site at www.sec.gov.

     In addition to the proxy statement, Vivendi and USA Networks file annual, quarterly, and special reports, proxy statements and other information with the SEC, which are available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by USA Networks and Vivendi at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

     USA Networks, Vivendi and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of USA Networks' stockholders to approve the proposed transactions. Such individuals may have interests in the transactions, including as a result of holding options or shares of USA Networks' stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by USA Networks with the SEC.

Attached are a transcript of an investor and analyst conference call held by Vivendi Universal, S.A. and a transcript of a press conference held by Vivendi Universal, S.A.

The following is a transcript of an investor and analyst conference call held by Vivendi Universal, S.A.


                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 1



VIVENDI UNIVERSAL

December 17, 2001
6:00 a.m. EST


COORDINATOR Good morning, and thank you all for holding. All lines will be placed on listen only until we're ready for the question and answer session of today's call. I would also like to remind the parties it is being recorded. If anyone has any objections, please disconnect at this time. I'd like to introduce your speaker, Mr. Jean-Marie Messier. You may begin, sir. Thank you.

J.M. MESSIER Welcome to this Vivendi Universal/USA Networks call. I'm with Barry Diller. We are going to make short introductory remarks before taking all your Q&A. As far as Vivendi Universal is concerned, I would emphasize that our US strategy is definitely coming together after the recent two announcements relating to EchoStar and USAi. EchoStar represents a clear strategic partnership with the largest satellite US distribution platform. We made an equity investment there. I just want to reemphasize, this is a low risk with downside protection. This is a good swap against BSkyB, cheaper and more strategic; and that's paving the way to a worldwide satellite distribution agreement, thanks to our leadership in Europe in that field. We do not need to buy distribution; content is key. But, EchoStar was a natural partner in order to achieve global scalability in the satellite field.

          There is within the EchoStar agreement a full range of commercial agreements, from content to technology; including channels. When you look at them, they take all their dimensions to date with the USAi Agreement.

          On the buy of USAI Entertainment assets, I would just remind you that this is an obvious natural fit between TV and movie productions and distribution. The US industry is going through integration and consolidation, even faster than many people thought a few years ago. These transactions will give us size and scale; will allow us to integrate from movie to TV production, and will allow us to integrate from programming to distribution. This transaction allows us in the TV and movie field to do everything, and to have in-house all the skills that we need.

          On the financials of the transaction, I would say that this is perhaps quite a complex structure, but that's, obviously, a fair one on both sides, that's the full price for USAi. But that's an attractive structure for VU. Basically, most of the price that we are paying is the initial consideration that Seagram in '97-'98, received from USA at the time of the first transaction. We are paying close to two thirds of the transaction with the USAi shares that we received at that time. The cash invested, $1.6 billion, is, in fact, the cash received in '98, and we can say that we are buying quite significantly valued assets that's paid off mainly directly through correlated high-value stock.

          The second point, which I think is very important, is that we are paying with non-core, non-consolidated assets in order to get a fully controlled, a fully consolidated business, with straightforward access to a significant free cash flow for the benefit of the group. These are the reasons why this transaction is very accretive to our VU shareholders. It will represent, basically, an increase of our 2002 budget, an increase of more than 10% of the EBITDA level, more than 8% EBITDA per share; significant

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 2



accretion of the net income, $200 million, and of the net free cash flow. So the financial is there straightforward, very favorable to VU shareholders.

          The management issue is also very important, because talent is key, and part of the value in this business. I want to say that Barry's personal commitment is very important in this transaction. Barry has two characteristics: the first one is a right industry vision and the ability to implement it; the second one, an outstanding track record in terms of cash flow goals and asset value.

          My job as the CEO of VU is to serve our shareholders with cash flow growth and asset value; that's the reason why bringing in Barry Diller is very favorable. But, also very important points management-wise is that Ron Meyer and Stacy Snyder, who both created the rebound and the restructuring of Universal Studios and the recent successes of the last few years, are committed to this transaction and to Barry. The two of them gave me the indication that they intend to renew their contract.

          The last point is the benefits of the shareholderships of Liberty Media, which becomes a significant shareholder of VU at 3.5%. Perhaps even more important, Liberty Media involvement shows renewed, and certainly, a growing interest from outside-Europe investors to Vivendi Universal's story. With Liberty Media, we have a common goal in Europe: to bring together an alliance in the programming field, which will serve both of distribution platforms, satellite on our side, cable on its side.

          Before turning to Barry, I would finally give you a few outlines of the visibility for 2002. After re-expressing the fact that EBITDA-wise, our budget of 2002, we feel definitely comfortable with what was the market consensus before September 11th.

Second point, in 2002, we will go on with our strategy. We care about being dominant in the content field; we care about getting operational control, and that's what we are doing here. We care about being global, and VU is, after this operation, the most balanced and the only truly global media company.

          2002 is going to be a growth year, and basically a year focusing on internal growth without change of perimeter. We will continue to look for distribution, and further distribution through commercial agreements. We will finally pursue in 2002, beginning first half of 2002, even if this transaction is cash financed for 2002, my clear target is to continue the reduction of the debt and the de-leveraging of the group, with a clear target of having a debt to EBITDA ratio well below three times.

          So these are going to be the main targets and the main focus of the group for 2002. That being said, I'm turning to you, Barry.

B. DILLER    Thank you very much, Jean-Marie. Good morning, everyone, or good afternoon. I'm very pleased that we've been able to make this very complicated
- though actually, when you put it down in terms of each of its points, this transaction together. I felt for some time that the entertainment assets that USA has, while very strong in terms of their cable distribution, their reach, and their profitability, that in this world of convergence, they need to be united with other assets, particularly a movie company, particularly worldwide distribution that Vivendi Universal has.

          I think that in order to compete for tomorrow, these assets, joined together, have the ability to do so. They are now in their rightful place, and the company that remains USA Interactive is also a strong entity. So what this has actually done structurally is perfect.

          As far as the entertainment assets, what is being called Vivendi Universal Entertainment, the motion picture group has done such a superb job over the last period that my job there will be really to support it. What I will do in the beginning period is to integrate USA's television operations into Universal's television operations, and then work with Jean-Marie and the other colleagues to combine all the assets strategically, and see how much we can grow them.

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 3



So I'm just very pleased at this. This was, as we've said to each other, this was not easy to do, but in the end, it's a fair and balanced transaction for all sides. So I simply join with Jean-Marie in saying that I'm not only happy to be part of it on the Vivendi Universal side, but USA Interactive, with a standalone company, very well-funded with very good cash flow, has great prospects for the future. So in both respects, I think actually we've been able to achieve exactly what either of us would have wanted at the outset.

J.M. MESSIER  I think that being said, we are ready to turn to your questions.

COORDINATOR   Mr. Nick Bertelotti, you may ask your question, and please state your company name.

N. BERTELOTTI   This is Nick Bertelotti from JP Morgan. Two questions. One is a question for you, Barry. I just wondered if you can give me some guidance on how you'll split your time between the two roles you have, which are obviously quite demanding in themselves? The second question just confirms the deal by which Liberty will sell its $0.27 stake in MultiThematiques. It seems as though that's around double the price, or at least an acquisition price we have in our books, for around early 2000 when Lagardere bought in. I wonder if you can just give me some comment on the multiple paid and whether you think that price is reasonable.

B. DILLER As to the issue of the split of time, I don't think that you can do it in percentages; life doesn't work that way. On some days, I will spend the majority of my time on Vivendi Universal matters. On other days, it would be the minority. You could, at the easiest, say it's a 50/50 split, but as we all know, it's just not realistic to say it.

          If I look back in the last period, it is, without putting too fine a comb on it, that is about the split of time I spent on the Interactive assets and the Entertainment assets. But, the point that I would make about it is that I do feel that I'll be able to equip myself in both areas without it being a burden on either, or without diminishing either role.

J.M. MESSIER On your second question, Nick, the price plus capital increase of the MultiThematiques transaction with Lagardere was in the range of $220 to $240 million. What we are offering to Liberty in the VU shares at Friday close is representing basically $250 million; so the prices are very substantial one with the other.

          One additional point relating to MultiThematiques: This transaction, this buy-out of Liberty Media is clearly putting us in full control of MultiThematiques. You have to look at it as a Step One transaction. What we have in mind with John Malone is to look at the way we could imagine to integrate all our programming European interests, whatever that relates to MultiThematiques, to Universal Studios International channels, or to FlexTech, which would create a very powerful European programming entity.

COORDINATOR Mr. Neil Blackley, you may ask your question and please state your company name.

N. BLACKLEY It's Neil Blackley from Merrill Lynch. Firstly, could you just say what has happened to the Matsushita 8% minority stake, which I thought that they had in Universal Studios as well as Music? Also, is it possible just to explain the deduction of half a billion on page eight of the presentation in relation to the value of USAI Emerging Networks and USA Films? And then finally, whilst I've got you, could you just say, Jean-Marie, what has happened on the timing of the Beverages disposal?

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 4



J.M. MESSIER On the first question, relating to Matsushita, what happens, just nothing. They are still in this 8% position, relating of the studios of US Group. We didn't change the structure there. Matsushita is only involved as an 8% owner of USG. Barry, you may want to handle your view of the value of USAI Emerging Networks and USAI Films, and I will come back to split on that right after.

B. DILLER USA Emerging Networks is, obviously, a group of businesses that we have only recently started, and I think with anything like that, it is, of course, hard to give any kind of hard valuation. I think that what we have also done in terms of USA Films is that this is also a small and emerging business. We believe actually, if anything, we've probably understated the value just to be conservative.

J.M. MESSIER You realize now that the Emerging Networks' value of $400 million with an expected 41 million subscribers in `02 represents, basically, a $10-per-subscriber value, and USAi Films being valued there at $100 million, which is basically half this year's sales. So I think that it gives you some references.

          I take this opportunity just to mention that you saw slightly different values of the deal, brought up by VU and USAi. I want to state it very simply. There are two points where you can have a different approach in terms of value. The first one is, do you take 30-day average or last Friday's close? The value that we have for the deal is 10.3 at 30 days average, which for us is an unaffected share price of USAi. If you take the Friday close, which is an already affected USAi share price, you end up with $10.8 billion; so this is our range: 10.3 to 10.8.

          And on the USAI side, we are making value and we are taking the value of the USAI warrants that we are receiving. Those warrants, a significant number of them, the first 5% of the USAI capital, are close to being in the money at $27.50. There is a total of more than 24 million of those. You have another 24 million at $32, and 12 at $37. We estimate the market value of those warrants at $800 to $900 million.

          USAi, not taking into account the value of these warrants, ends up with a slightly higher range than ours. There are no other value differences than 30 days average or closing price, taking into account or not the value of the warrants. Obviously, for all shareholders receiving those very significant amounts of USAi warrants, part of them quite close to being in the money, adds a value that we do take in account in the global value of the transaction to our shareholders.

          Relating to the Spirits and Wine, obviously, the FTC has to make the final vote and announcement. I can just tell you that the process, which was on its course - that's to say, the finalization of the consent decree of undertakings for the sale of Malibu on which Diageo and VU could agree, this process has ended. The documents have been finalized. They have been signed by us; they have been signed by Diageo. So we are in the very final review and vote process in the FTC, which allows me to tell you that we are more than confident that the Spirits and Wine cash will be in well ahead of the end of the year. We will not have to work between Christmas and year-end in order to get this cash, which is good news.

COORDINATOR Mr. Paul Reynolds, you may ask your question and please state your company name.

P. REYNOLDS It's Paul Reynolds at DeutscheBank. Could you just explain the reporting structure in VU Entertainment in management terms? Basically, do Michael Jackson, Stacy and Ron all report to Barry, and then in turn, Barry reports to you, Jean-Marie, would be the first question.

B. DILLER Let me just interject one piece here on that. Michael Jackson is going to report to Ron Meyer, it is contemplated, and underneath Michael Jackson, we will organize the Worldwide Television

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 5



Group, all of the television assets other than, of course, Canal. But, the reporting structure would be that, in the television and motion picture area, Stacy exactly where she has been; Michael Jackson reporting to Ron Meyer; Ron Meyer reporting to me; me in turn to Jean-Marie.

P. REYNOLDS Jean-Marie, you said in your introductory remarks that Stacy and Ron's intention was to renew their contracts when they came up for renewal. Sorry, just a pedantic point; but when do they come up for renewal?

J.M. MESSIER In principal, we have agreed Ron Meyer to extend his contract by two years, which will make a remaining five years, and Stacy to renew her contract for five years, so that both of them will be five-years-plus contracts.

          I just want to state clearly that this organization, which is Barry's job as the Chairman and CEO of VU Entertainment, of VUE, this organization is not something for the time of the call; that's something that we discuss, that's something that Barry has already discussed at length with Ron, with Stacy, with Michael Jackson. That is the reason we can tell you that this team is committed to this transaction.

P. REYNOLDS A second question, just on page eight again. Could you just explain how the $750 million Series A preferreds translates into half a billion dollars of US value? Clearly there's a non-cash pay element in there; you say there's a pay dividend. Could you just explain how that instrument works in slightly more detail?

J.M. MESSIER Yes; that's not a complex one. But the complex one, this one is a straightforward preferred stock, 20 years, $750 million of face value, with a 5% PIK interest rate. The reason why we took it at the value of 500 is that this is a below-market debt. We took a 7% discount rate. This PIK coupon of 5% maturity of 20 years, which ends up in terms of net present value with exactly $510 million.

P. REYNOLDS Finally, just coming back to your comment on Liberty Media and Europe, when do you think you might have something more to say about a transaction? Can we expect that in the first half of next year? Can you shed any more light on whether that will essentially be surrounding just programming alone, or will there be some more, sort of, fundamental restructuring perhaps of your ownership interest on the distribution side to go with that? What do you currently envisage?

J.M. MESSIER Yes, and I want to be very clear there. Any alliance, European alliance, with Liberty Media will focus on the programming to create an as-strong-as-possible pan-European programming platform, able to deal with all distribution platforms, whatever they are; satellite on our side or cable on the John Malonee side.

          There will be no distribution involvement, no major capitalistic restructuring except on the programming side, no equity investment on our side. This year's - the end of the game for both of us is to create a powerful pan-European programming entity, leading in the five key European countries, in the key genres of the TV programming.

COORDINATOR Mr. Edward Citro, you may ask your question and please state your company name.

EDOUARD TETREAU Edouard Tetreau from Credit Lyonnais. I have a few questions, from least important to more important. The first one is on Lagardere, with MultiThematiques. Did you offer Lagardere the same exit conditions, in terms of price for MultiThematiques? And also, how happy are they to eventually become a minority shareholder in MultiThematiques?

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 6



J.M. MESSIER On this first one, Edward, first, there is no tagalong rights from Lagardere, so they are not offered, and they are not going to be offered to exist in the same condition.

          They have, on the contrary, pro-rata preemption rights on the stake sold by MultiThematiques. They are welcome to exercise this right if they want to do it. They have been fully informed of that, ahead of the transaction. We are waiting for their decision to exercise or not to exercise their pro-rata preemption rights.

EDOUARD TETREAU Coming back on the EchoStar transaction, now that we have the USAi infrastructure and marketing power for the new channels, do you have any idea of the revenues you can target from the new channels you will develop on EchoStar? And also, on the technology side, do you have any target from the revenues to come from the Media Highway installation?

J.M. MESSIER On the first one, Barry, do you want to comment on the revenues generated by channel?

B. DILLER Well, the opportunity here, and it really is an opportunity, is to take the platform, and hopefully the combined entity with 16 million subscribers, which gives you launching rights for new services. Given the crowded space and the ability to actually get substantial distribution for new channel ideas in the United States is extremely crowded and difficult. This really does give you launch capability.

          As far as revenues are concerned, it's impossible really to give you any figures that would make any sense. What this gives you is the ability to create new assets. That will take, from beginning to, so to speak, the stage when you really to produce revenues, that will probably take two to three years, to build the Program Service to the degree it becomes an advertising vehicle. And you begin to combine then the advertising revenue together with the subscriber revenue. But, the model, which is for two revenue streams, is the model of the future: advertising and subscription revenue.

J.M. MESSIER As you heard on Friday, we are very much looking to leverage here, not only the movies and TV production's capacities, but also our other sources of content, whatever that's - Universal Music, and the games, video games channel approach, which we think is going, with Music, to be the next and the most successful interactive services on digital TV.

          On the technology side, I would just like to repeat what Charlie stated, which is that his expectation is to have four to five million PVR boxes per year; that Media Highway will be first implemented on all PVR boxes, but that we will in good faith on top of the existing binding and committing agreements, look at the ways to introduce Media Highway on as broad a basis as possible.

          The final element that I will give you is that the scale of prices for Media Highway starts, for the first 2 million boxes per year, at a level of $10 per box, per download of Media Highway, which gives you an order of magnitude of the additional turnover that Canal Plus technology may expect from this agreement with EchoStar; on top of the fact that it does represent a very significant breakthrough for our technology in the States, and obviously, something which would ease any further worldwide satellite distribution agreement, leveraging the strength of EchoStar and hopefully EchoStar/Direct TV on the US market, and of Canal Plus in Europe.

EDOUARD TETREAU I have a last question, which regards Liberty Media, which is now your second-largest shareholder, with 3.6%. Let's imagine that tomorrow, Liberty Media thinks, as we do, that your share price is a bit undervalued, and takes over the stakes of the Bronfman, of Phillips, etc.; and then you end up with Liberty Media at say 10% to 15% of your share capital. What would it change for your strategy, and notably vis-a-vis your relationship with NewsCorp?

J.M. MESSIER Well, the first think, Edouard, is that I am taking your question as Liberty Media entrance in VU as a vote of confidence, of credibility of VU's strategy in the US, and knowing how wise an investor John Malone has always been, I think that's very positive. By the way, with 3.6, he may be the largest

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 7



shareholder, if you consider that the two Bronfmans' families are two different branches, independently managed; one with 3% for the Edgar one, one with 2.5% for the Charles one. John Malone did offer us at the time of this transaction; he did offer us to have ostensible agreements with Vivendi Universal for a four-year period of time; and anywhere up to 5%.

EDOUARD TETREAU  And you've accepted?

J.M. MESSIER  We didn't reject it. So it's in the agreement.

          But, going back to your question, even when I was speaking about this pan-European programming alliance, I think that to a large extent, if you look to satellite digital distributions, except in UK, the strength in continental Europe is on the side of Canal Plus. The strengths in the US market is on EchoStar and would be even more so with EchoStar/DirecTV.

          So except the UK, if you consider the countries where digital pay TV is a real market, or say where consumers are ready to pay and where you can have direct access to consumers, obviously, the strength of satellite distribution is on VU, and the VU/EchoStar alliance. So that's, I think, what can explain also the interests of John for this programming alliance in Europe.

          By the way, as a small addition point to your question, I can just confirm that we are very close to a final agreement with Rupert Murdoch to buy him totally out of Stream in Italy, in order to implement expeditiously the integration of those two platforms, and entering to what was the last regulator concern there.

EDOUARD TETREAU Will you commit cash on this one, or will you just take on the equity, and the debt attached and no cash payment?

J.M. MESSIER It would be based on a consideration, which will be below $600 per Stream subscriber.

COORDINATOR Mr. Neil Shelton, you may ask your question and please state your company name.

N. SHELTON It's Neil Shelton from Schroeder Salomon. Jean-Marie, I wonder if you can just sort of clarify again, you are very confident about getting an Italian pay-TV deal with Rupert Murdoch. Have you received any guidance from your regulator that they would be comfortable with one company owning the single DTH operator in Italy, and if so, when would you expect further guidance from them? Does the USA Networks deal, in your view, require any regulatory approval? Could you also please give us a time, guidance if you like, as to when you expect to come back with your debt to EBITDA target? Thank you.

J.M. MESSIER On the first point, in the discussions with the Italian regulator, all the business undertakings have been agreed on. So the last and only concern was the shareholderships of the combined platform, and the fact that they didn't want to see both of us in the combined entity. So, yes, we are comfortable that buying out Rupert from Stream will fit with Italian regulatory authorities' request, which means that all the business undertakings being agreed on, the process could be very expeditious at the beginning, during the course of the first quarter of '02.

          As far as the USA Entertainment assets, the transaction is concerned; we do not expect to need any antitrust clearance there. So there is no risk of delay linked to that. And the fine guidance that we can give, most of it, Barry, is on your side for your proxy. We hope to end up in March, but do you want perhaps to comment more precisely on it?

B. DILLER We're going to have to have a shareholder vote, and we anticipate that it will be about a two-month process. There are no - other than there is, of course, Hart-Scott, but we don't anticipate any government regulation issues in front of us.

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 8



J.M. MESSIER For your third question, I would say that what I stated, you have a debt-to-EBITDA ratio well below three times. I stated it as 02 target; for me, that's as soon as possible, which means that I will be more comfortable and I will act in order to achieve that first half of '02, rather than second half of '02.

N. SHELTON Just one quick follow-up question: Is there any lockup on Liberty Media's holding of Vivendi shares?

J.M. MESSIER That's partial; that's 40%, 30%, and 30%. 40% are free; 30% have a lockup of 12 months; and 30%, 18 months.

COORDINATOR Ms. Florence Begonin, you may ask your question and please state your company name.

LAURENCE BEGONIN Yes, hello, I have a question regarding the new synergies of page 23. You expect between $35 and $55 million of synergies. Is it for the whole period, from 2002 to 2005? Or is it yearly figures?

J.M. MESSIER Obviously, these are yearly figures, but I want to be very clear there. We know that the market believes in revenue synergies when they are there; so we put in this slide what's really obvious, and what you can see we are going to do, and to enter and to start immediately. We do think that the opportunities of new channels creations, of monetization of Universal content on the EchoStar platform, will have a multiplier effect on those revenue synergies. By the way, that's very substantial, with Edouard Tetreau question.

These figures don't integrate the benefit of the EchoStar distribution agreement. They do not integrate the benefits of the new channels creation. So they are really very conservative yearly figures; and we will at a different time under Barry's leadership, creation of new channels and revenue synergies, we will express them at each time we will be able to put a figure on them. We do not want to state huge revenue synergies and after that, you going after the figures. We will express them on a case-by-case basis at the time that they happen. That's, obviously, very low and very conservative figures on the revenue side.

COORDINATOR Mr. David Dowd, you may ask your question and please state your company name.

S. SIMON it's Sara Simon, in fact, from Morgan Stanley. All my questions have been answered, so you can go to the next person.

COORDINATOR Mr. Mark Harrington, you may ask your question and please state your company name.

M. HARRINGTON   Mark Harrington from JP Morgan. Just a quick question on
accounting; if you could just let us know when the transaction will be consolidated from, and how it will be consolidated; i.e., will Internet results be included in USA Net, and how will the rest of USA Networks' divisions be presented, presumably within Universal Studios, or as a separate division?

G. HANNEZO Guillaume Hannezo speaking, the consolidation will happen as soon as the 1st of January. Obviously, the interactive businesses will not be consolidated, as we mostly own warrants; and the ... we own in the interactive businesses are being pledged. So these are not consolidated in any way, and we consolidate fully the result of the entertainment businesses.

J.M. MESSIER If you go to slide 27, you can see that. The additional VU EBITDA for 2002 is one year of USAI Entertainment assets' benefits, and down the road, you find the financial impact of the different instruments, and you find a minus-375 line, which is additional minority interests plus consolidation of all USAI equity consolidation; which was the previous accounting treatment of USAI. It means that with our

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                          Page 9



remaining stake, we will not -- these figures imply no consolidation of - no equity consolidation - of our remaining interest in the Interactive businesses.

          That's for the accounting side. May I capitalize on your question by telling also that we will have less of an exposure to USAi Interactive businesses, even though very attractive ones through the warrants and through the future value of USAi Interactive. On top of that, we decided with Barry that it makes a lot of sense to be of long-term commercial agreements, cross-promotion, cross-marketing agreements, between Vivendi Universal Net, which is a leader in music online reach, in games online reach, and USAi Interactive businesses that Barry has very successfully developed.

          By the way, do you know that if you were to look at an - combine a unique visitor's reach of our respective sites, VU Net and USAi Interactive, the two together in terms of reach would be ranked number four on a worldwide basis, right after AOL, MSN and Yahoo. That's as number one of the non-ISP traditional ISP Internet reach. So the commercial agreements that we can build between VU Net and USAi Interactive businesses is also very important to us.

COORDINATOR Vagnesh Pariacci, you may ask your question, and please state your company name.

V. PARIACCI It's Vagnesh Pariacci from Goldman Sachs. One very quick question. Barry, in terms of what the USA shareholders have to vote for, could you just clarify which shareholders will be voting and what the threshold to accept the deal will be?

B. DILLER The shareholders' vote is two thirds of the ordinary, so to speak, shareholders; non-Vivendi, non-Liberty, non-me. So that is the ratio. Essentially, between Microsoft, which is a - potentially, because of the Expedia deal, which we expect will close within this window - Microsoft has already told us that they are supportive of this transaction. While we will of course go through a process, we would anticipate that we will certainly more than achieve that two-thirds vote approval.

COORDINATOR Mr. John Longhurst, you may ask your question and please state your company name.

J. LONGHURST Hello, this is John Longhurst at Capital. A few questions; one of them is clarification. The first one is, with regard to the USAI Emerging Networks and USAI Films, is this in separately because of a separate legal structure?

          The second question relates to Media Highway, on the PVR's of EchoStar; that's non-exclusive. Have you got any idea of any estimates or any percentage share you expect to achieve on that box next year, given that Open TV is the current carrier?

          Third question in terms of have you finished your share buyback in terms of what you've committed yourself to? And will you commit yourself to another?

          And finally, could you talk a little about how Home Shopping Network and Ticketmaster will now be dealing with the rest of the VU sort of global network over the coming period?

J.M. MESSIER Do you want to take the first and fourth, Barry, and I take the middle of John's questions, two and three?

B. DILLER Well, you'll have to refresh me on the first. But fourth, as far as Ticketmaster and HSN are concerned, we're going to have as tight a relationship, as Jean-Marie spoke in terms of the commercial agreements, between the entities. I think that HSN is, as you may know, is fairly strong in Europe, operating in Germany, Italy, Benelux and London. But there are other things, we think, for us to do in electronic retailing, where we think that the forces together, particularly where we've just agreed to cooperate in France, where we can extend electronic retailing franchise by joining together and doing

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                         Page 10



various things on the Interactive side with Ticketmaster, with City Search, with Expedia, etc. I think there's a whole range of activities that, between our Interactive, so to speak, brands in this area and Vivendi's distribution and expertise and involvement in worldwide territory, certainly more than ours is, I think we're going to be able to make the whole of it be better than the parts. Sorry, what was your first question?

J. LONGHURST Regarding the legal status of the Emerging Networks and USAI Films. Why they are included?

B. DILLER I don't think there is an issue on legal status. I think the reason possibly is that we break them out and separate them, those two areas, from operating businesses, which we do in terms of our own showing of figures, but there's no legal issue.

J.M. MESSIER On your second and third questions, John; on the second one, the Media Highway is not exclusive, in the sense that EchoStar can add to Media Highway's skills some specific services from Open TV, which may not be available on Media Highway, but that EchoStar is committed to have Media Highway on 100% of the PVR boxes coming out at October 1st of 2002. So that's the commitment, is 100% of PVR boxes will receive Media Highway. There may be additional features from Open TV; this is not decided. But that's 100%.

          On your third question, we did make this VU shares buyback program, in fact, very quickly after September the 11th. It has been terminated many weeks ago. The average price of the buyback was in the 45 euros range, so we do not expect to have any other buyback programs from now on.

J. LONGHURST  Congratulations on these deals; they're a big step forward.

J.M. MESSIER  Thank you, John.

COORDINATOR Adrian Venatalu, you may ask your question and please state your company name.

A. VENATALU Yes; it's Adrian Venatalu from Schroeder Investment Management. Mr. Messier, thank you very much for this very complex deal. We have something to chew on during Christmas! I have a few questions. First of all, are there any tax implications on the moving of the assets in the various parts of the group?

          Secondly, can you, Barry, maybe help us on the put-call of the 5.5%, what the volatility is; exercise date; exercise price and all that stuff? And furthermore, the 1.5% you own in Vivendi Universal Entertainment, are there any rules or clauses how you can exercise your 1.5, how you can exit it, and how it will be valued? It's set at a minimum price of $275 million, which gives an implied value of $18 billion, but what will the excess value be if you say you want to get 350; what do you need to do?

          Then lastly, just to make sure, given the fact that you're merging USA Networks with Universal Studios Group, what was the implied value of the Universal Studios Group?

J.M. MESSIER Okay, before turning the floor to Barry, Adrian, for your all very good questions, I just wanted to tell you that this deal is very simple in operations and strategy. It's a fact that it's quite complex on the financial basis; even at the end of day on the economic side, we are basically that's mostly a stock deal, and that's mostly for us paying with a consideration, which has been received by Seagram in '97. But it's a fact that it's a financially complex deal, and we thought that Barry and I, we deserved to come with a deal, which was fitting with your very sophisticated skills.

         On the tax basis, and I to recognize that this is perhaps the most complex on the financial side I ever went through; on the tax side, that's a tax-free or tax-deferred deal, but Barry, you are going to comment on that.

                                                               VIVENDI UNIVERSAL
                                                  Moderator: Jean-Marie Messier
                                               December 17, 2001; 6:00 a.m. EST
                                                                         Page 11



          I'm just ending, by your last question; the implied value of Universal Studios Group through the transaction is close to $10 billion. It's $10 billion. Barry, you'll go back to tax and the other specific questions of Adrian?

B. DILLER First of all, as it relates to my interest, the way to make it $350 million is to build a lot of assets. That will make the value come through. As it relates to the puts and calls, on my interest, it cannot be called for two years. In practical terms, I would say that it would not - there are circumstances in which it could be put after the first year, but they're extremely unlikely. I will trail the puts and calls from, hopefully in an ordinary way, that are outlined in the 5%, in, i.e., the USA interest in Vivendi Universal Entertainment, and those go out a number of years. With specifics, I think if Mr. Kalfin is on, he could speak probably to the puts and calls exactly, and their timing, but they're certainly not near-term.

A. VON DER OTERLOO But just to remind - because on page eight, it is only talking about the 5.5% value of the put and call. But what you're saying, that your 1.5% has as well a value, and that was not included in the total value. Is that correct?

B. DILLER  In the total value of what? Sorry.

A. VON DER OTERLOO  I mean, if I could look at page eight.

B. DILLER I don't have the pages, unfortunately, in front of me; because I'm at a different location and they did not download yet.

A. VON DER OTERLOO In the total value, it's talking about a value for the put and call, which is correct; but that's only on the 5.5. Do you have as low a call, or a put, in the 1.5%?

B. DILLER Yes. Sorry, I might have misheard you. Did you say that the value in the 5.5% was stated?

A. VENATALU  Yes. It's included in the total value of the transaction.

B. DILLER  Sorry, in the other total value, yes.

J.M. MESSIER Adrian, on the 5.5% owned by USAI, the call and puts period is that we cannot call before five years. And USAi cannot put before eight years. The second point is, your remark is correct, because we do consider that this 1.5% preferred interest from Barry is really an incentive to grow the business.

A. VON DER OTERLOO But how can Barry exercise his 1.5%, and how will that be valued?

B. DILLER I can exercise it after the first year, under certain circumstances, and it cannot be called until the second year. Our hope is that it will continue to be carried as the assets grow, and it will appreciate. It does have a fixed-floor terminal value, which I believe has been stated inside the endless number of documents, which is $275 million.

J.M. MESSIER Yes; you find that, Adrian, on the slide 48 on the Web site. With the precision that Barry just gave, he can put after one year. We cannot call before two years.

COORDINATOR Daniela Estrebel, you may ask your question and please state your company name.

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                         Page 12



D. ESTREBEL My name is Daniela Estrebel from Deutsche Asset Management. First of all, am I correct in assuming that the total consideration is not $10.3 billion, but $11 billion, if one includes the $750 million deferred payment?

          And second question is, you've referred to the debt position in 2002. Could you give us a breakdown in the net debt position of the Vivendi Environment part of the business, the Media part of the business, and the Communications part of the business?

J.M. MESSIER On the first point, no. You are not correct. The 10.3 includes the value of the preferred A, that's the $750 million deferred - 20-years - deferred payment. So the 10.3 is, on the basis of 30 days average, the complete, the full net present value of the deal to VU shareholders; 10.8 being the one at the Friday close. It does include the net present value of every deferred payment. That's USAi TV Prods without the Emerging businesses.

          On the Vivendi Environment debt Guillaume.

G. HANNEZO...in order of 15 million.

J.M. MESSIER  Fifteen million euros is the net debt of Vivendi Environment.

D. ESTREBEL  And of Media and Communications?

J.M. MESSIER For the Media and Telecommunication, where we have this ratio and this target of being well below three times EBITDA, as you know, we do not make an allocation of capital split per business. The only additional indication that I can give you is that, as you know, Cegetel is today quite a de-leveraged and exceptionally de-leveraged telco in Europe, and will be basically totally free of debt on its balance sheet during the course of the first half of '03.

COORDINATOR Mr. Michael Dolan, you may ask your question and please state your company name.

M. DOLAN Michael Dolan from Bank of America Securities. I have a couple of questions from the debt side. Can you just tell us what conversations you've had, if any, with the credit rating agencies regarding this transaction? Also, in terms of Vivendi and Vero Mall, what your ongoing strategy is, how you're placed with that at the moment with regard to further potential reduction of your stake in that particular entity.

J.M. MESSIER  Guillaume, do you want to handle this one?

G. HANNEZO On the credit agency, we have had an extensive discussion, which has helped us to structure this transaction in the most credit-rating-efficient way, and you will see that besides the $1.6 billion cash, all the other instruments, if you go through the structure of preferred A, preferred B, have a strong equity credit contribution. So this transaction has been structured in a way, which is designed to preserve Vivendi Universal credit rating, to which we are very much committed too. The commitment which Jean-Marie just reiterated on VU de-leveraging to have the US GAAP gross debt well below three times EBITDA is something which I hope will make further comfortable, the credit rating agencies, as to what is our target for the end of this year.

J.M. MESSIER On Vivendi Environment, I can only reiterate the fact that we will end up by de-consolidating Vivendi Environment. In the way and timetable we will achieve this, there is no change vis-a-vis our previous statements.

                                                               VIVENDI UNIVERSAL
                                                   Moderator: Jean-Marie Messier
                                                December 17, 2001; 6:00 a.m. EST
                                                                         Page 13


M. DOLAN Just one final follow-up question there on your ratings. You currently have a split rating. Which is it that you're actually committed to? Is it something in the Bbb range, or something in the single-A range?

J.M. MESSIER  Bbb range is for us quite close to an optimum.

COORDINATOR Mr. Mike Hilton, you may ask your question and please state your company name.

M. HILTON It's Mike Hilton, ABN Amro. You've very kindly given us the EBITDA numbers for the main two channels you're buying. Can we get some EBIT numbers as well, if that's possible?

J.M. MESSIER  Barry, do you have them?

B. DILLER I really don't have the specific, we'll supply them to you separately, of course, but we don't really calculate that way. Though it's, of course, easily done. We'll do so, and we'll get it to you certainly within hours.

J.M. MESSIER What I can tell you is that basically EBIT figures are very close, if my recollection is correct, at 10 million euros of different - they are close to be absolutely equal to EBITDA figures.

COORDINATOR Mr. Messier, I will turn the call back over to you at this time, sir.

          J.M. Messier So thank you very much for attending this call. I think that as you have heard, VU US strategy is really coming together. When we entered into the creation of Vivendi Universal, there was one hole, which was to relative weakness, which was the lack of integration and distribution on the TV and movie field. With this natural, simple operations transaction, we are answering to this relative weakness in the most efficient and lowest capital-intensive way.

          We benefit, on top of that, of a very accretive transaction to our shareholders. We benefit, on top of that, of Barry Diller's commitment to Vivendi Universal Entertainment. I do think it is a major step forward in the ability of Vivendi Universal on a global basis to fully implement its strategy, and that's why we do consider this transaction as a major one for the group, largely over the size and the dollar size of the transaction.

          With that in mind, that time, we have really all the skills that we need within the group, including the ability to answer to what was seen as our relative weakness on the US market, and that's the reason why we do believe that this transaction will further and quickly enhance the VU value for our shareholders.

          Thank you very much for attending this call.

Additional Information
----------------------

     Stockholders of USA Networks are urged to read the proxy statement when it becomes available because it will contain important information about USA Networks, the transactions and related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations, USA Networks, Inc., Carnegie Hall Tower, 152 W. 57th Street, 42nd Floor, New York, NY 10019 (Telephone: (212) 314-7400). Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by USA Networks and Vivendi with the Securities and Exchange Commission in connection with the transactions at the SEC's web site at www.sec.gov.

     In addition to the proxy statement, Vivendi and USA Networks file annual, quarterly, and special reports, proxy statements and other information with the SEC, which are available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by USA Networks and Vivendi at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

     USA Networks, Vivendi and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of USA Networks' stockholders to approve the proposed transactions. Such individuals may have interests in the transactions, including as a result of holding options or shares of USA Networks' stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by USA Networks with the SEC.

The following is a transcript of a press conference held by Vivendi Universal, S.A.

                         Vivendi Universal USA Network



[recording device is activated]


Jean-Marie Messier:      OK...thank you for joining us this morning...I was,
                         this morning, as a true New Yorker, going through my
                         New York Times newspaper when I read these headlines:
                         Messier Hits Milestone in His Search for a Title. I found that was a little bit strange of a title of headlines for today's announcement. And then I was going through the article, who says: Messier who turns
                         41 next month--no, sorry, it has been 45 this months--demonstrated Saturday night. I saw that it was more on Sunday night that he can still play a young man's game--not so sure--and a team game when needed.
                         Definitely so--the team game when needed. And after that it was saying longevity's probably the first thing that comes to mind; and also being pretty lucky and fortunate to be surrounded by good people all the way through...yes...being surrounded by good people all the way through. And that's the reason why I'm so pleased this morning to be here on this stage with Barry...but to have in the front row here my friend Edgar, Pierre
                         [unintelligible], Ron Meyer, who is going to be the clear number two of this wonderful venture...Michael
                         Jackson. And after reading the New York Times, I was going through Barry's statement. And Barry's statement in his press release...there was one expression I like very much: `great Good Luck.' I can take it. I have a great good luck...which is to be able to transform and grow a group like Vivendi Universal; and to be able to work with people like Barry, Ron, Pierre, and a few others. So, that being said, and definitely Mar Messier is a great player...[laughter] and I am not. That being said, let's go to the core of what we are doing together" creating Vivendi Universal Entertainment, VUE in English...VUE, or `VUE' with a loud French accent.
                         And let me start by telling you that this has been a story in our discussions between Barry and I for more than one year where we have been discussing since the very beginning of the creation of Vivendi
                         Universal...what we can do and what we can do more together. Even if it has been in real terms and agreements the very day of Thanksgiving, which was a good sign. And it was, which is also a...looking to the future, it was a wireless handshake...you have pictures requiring live handshake...today most of the handshakes are wireless handshakes, and that's where the future lies. And in that case, it was a Thanksgiving wireless handshake. This combination that we are presenting to you this morning is the simplest you can imagine. It is simplest because this is the time in the US industry of integration and consolidation. And putting together
                         Universal Studios Group and USA-I Entertainment assets is an obvious move for both of us...it's a natural fit.
                         So if that's obvious and natural, let's do it. This combination, VUE Entertainment, is creating a new US major...a tier one player. And that's the reason why we choose as a code name for these discussions: Tier One because this code name is exactly expressing what we intend to build and to develop. And we saw that it was the right place to compete and the right time. And thanks to these transactions Vivendi Universal's strategy in the US is coming together and I'm glad of it. So very simple on the strategic basis...very simply also on the management side and on the people side.
                         This business is about talents. Talents are the keystone...the key asset of the creative businesses.
                         And, here, vivendi Universal Entertainment will start with the greatest talented team that you can imagine.
                         I'm glad for that to have Barry's commitment to be on board as the chairman and CEO, both for Barry's industry vision but also for Barry's track record in terms of cash [unintelligible] gross, asset value...that's my job vis a vie VUE shareholders. By introducing Barry in this position, I'm serving my shareholders. But this team is, and all the leadership of Barry, not only about Barry. There will be a clear and fantastic number two with this team...his name, you know him, that's Ron Meyer. And Ron has achieved since
                         Edgar has come to join Universal Studios, the most wonderful turnaround and successful paths of the histories of this industry in the States. Ron will be along Barry the number two of this venture with...along with him three outstanding top executives: Michael
                         Jackson, who will report to Ron and who will, for the film spot, report to Stacy--Stacy will have under her leadership all the movies activities. Stacy will report to Ron; and Tom Williams on the recreation business will do so too. A wonderful team...with the addition of Pierre Leskur. And when I was asked over the last few days on when I heard questions about, `How is that going to work between Barry and pierre?' I was saying to myself, `look, it means that Pierre has made a good job with Universal Studios and in the integration between Universal Studios and Studio Canal over the last year. Because if Pierre has not made a good job over the last year this question would even not arise.
                         So, this business is about talents. We have a wonderfully talented team around the leadership of Barry and Ron. This transaction is so simple on the personal basis. Barry and I...Barry is supposed to have--I read that also in the press this morning--a strong personality. Wow. [laughter]. I Think that it's going to be easy to work because our relationship is based only on two things: the first one is trust and respect, trust and confidence; it's achieved by being candid, direct, and business-focused. And a second characteristic of our relationship is, in this case, mutual freedom. Because of those two characteristics, this may and this will work. On the financial side...that's a clear win-win. USAI's getting a good price and a full price for its assets. But vivendi
                         Universal on this side, without getting into details on the financing, we are fully taking the advantage back of the initial transaction originated by Edgar Broffman
                         Jr. To have a step two you need a step one. That's basic but that's true...everywhere at any time. And, as you realized, most of the price that we are paying for USAI Entertainment assets are the shares that we received at the time of the '97-'98 transactions; and the cash, even on the nominal basis, we used it nicely over that period of time that we received at that time.
                         Most of the transaction is based on the initial consideration received by Seagram. So to a large extent
                         I want to sort of thank and to thank my friend Edgar
                         Broffman for having initiated this transaction in '97.
                         There was a few goals in this transaction. The first one, which was uncertain in terms of timing at that time, was a dream of Edgar to get the full control back of these assets one day after having them being grown and successfully grown by the best manager...[recording briefly stops then starts]...We are swapping non-co, non-consolidated assets against fully controlled--Barry, the lights will go up when you stand up. [laughter] So, it's a...it's very good because those non-co, non-consolidated assets...we are turning them in fully controlled, fully integrated, fully managed, fully consolidated, full access to cash flow, strategic assets. And, finally, we get so the relationship and the enhancements of our relationship with Liberty Media. This value and industry-driven transaction is very positive to Vivendi Universal. I want to welcome...so in this room I speak about the first row but in the last row...Doug, thank you for joining us because when we are speaking of leadership of Vivendi Universal, we have to realize that's a great part of this leadership is Doug's success in creating, developing, strengthening, the absolute world leader in the music side, Universal Music Group, and I can tell you that with Doug and all his team around him our intention, Doug, is to kill them all. And to have UMG even as a stronger leader on the music industry. So, ladies and gentlemen, one year after the creation of VUE, all the skills, all the assets, all the talents that we need to fully deploy...our strategy, are within Vivendi Universal or within our close partners. This transaction allows us definitely to successfully implement this global strategy in the US and abroad; it does address what was seen as our relative weakness--that is to say integration and distribution on the US market...not forgetting our clear advantage.
                         Even more so, after this transaction, we are definitely a global group well balanced between USA--forty percent of our turnover--and non-US world, sixty percent. This is a great step. The ultimate goal is clearly to make from vivendi Universal the global media leader of the future. This is a great step towards this goal. I am pleased to be able to announce it today with Barry...with the support of Barry but more than with the support of Barry, also with the support of all the teams--especially those who have been gathered and, at that time, Edgar's leadership in Universal Studios around Ron Meyer. So, ladies and gentlemen, that's my pleasure to introduce to you a young man named Barry
                         Diller.

Barry Diller:            Thank you, Jean-Marie. You know, I'm not so
                         sure that I like descriptions of age. I think, you know, leading off with it was a bit unfair though. Uh, contrary to written recent opinion, I am not sixty, I am fifty-nine...but I'm not sixty...YET. Hopefully inevitably. Um...the other thing is that, though we use this name, which we did, which was Jean-Marie's idea called `Tier One.' From the outset was our code name...our little code didn't seem to work very well since this has been out there in the world of comment and media now for a little bit. In a way, I think it's kind of good because, uh, it allowed people to get comfortable with...with what is a complicated transaction in...in its organization; but what is, in actual reality, very simple. What we've done, and I think that what we've been able to achieve is the testament to the ability for it to have some success...what we've done is to have, in a sense, early re-patriozation of the assets of USA on the entertainment side that...when Edgar and I did our orginal transaction it was quite clear that the motivation was, of course, for the assets to grow in value and then, at a point, it was determined then that that point would be, when I ceased to be the chief executive, that Seagram's and Vivendi Universal as its successor would have a `path' to control; that path to control would have undoubtedly been exercised and the assets would be put back together. What neither of us knew at that time was that while there was some consolidation and concentration, it had not reached fairly fevered pace that it has in the last several years. And what that did to really...Jean-Marie and I, when we started talking about this, is we really said to each other and we...we...the real, I would say, connective tissue began right after Labor Day when we sat in a room a couple of blocks from here and we said, `you know, if we don't solve this issue...if we don't solve this issue between us, while we have all got our reasons why because it's difficult to do, it's complex to do, it involves personalities, it involves all sorts of...of conflicts in terms of who owns the shares and all of that. But if we don't solve this, years from now, people will look and they will say, what dopes were you both that you couldn't figure out how to get these businesses to align themselves correctly for the future.' And what we've done is essentially that.
                         Before the `termination date' of repatriating these assets the wisdom in this transaction is what we've been able to do; and, I think, a perfectly balanced way is we will take the entertainment assets of USA and put them together with Vivendi Universal's assets so that they can operate on a real scale integrated--which they must be if, in fact, there's gonna be the kind of growth and competitive thrust that's necessary in this world. And, on the other side, the USA Interactive assets--and later we're gonna have a press conference on USA Interactive. We thought to combine everything in one thing would drive you all crazy, much less us, but...so, immediately after this, we're gonna turn to explaining a bit more about what the USA Interactive company is. But to be able to have a USA Interactive stand-alone, independent company that has tremendous out-of-the-gate, so to speak, starting gun in the fact that it will have...six hundred and some odd million dollars of cash flow in its first year next year...uh, close to three billion dollars in cash...and in an area that's full of so much promise. The ability for that company to be on its own and the ability to consolidate these companies AND, I think, the ability of...[fumbling noise] god forbid I press this, it will eject...it says Eject Number One--that's me, so...[laughter]...that what we're gonna be able to create on V-U-E, VUE, which we think will over time the little acronym will...will...

Jean-Marie Messier:      -You can see that everyone is making progresses in
                         French.

Barry Diller:            Yeah, definitely. Let's see...[laughs] so...the ability
                         of us, together, to strategize what is possible; and somebody asked me earlier, they said, well where does your heart really lie in this? I mean, do you have an entertainment heart or this interactive heart?' And I said, `I've been saying long before this,' and people who have heard me bam around in conversations and presentations et cetera, I said that `the truth is that I certainly have a long established entertainment heart. I started in the entertainment business when I was round twenty. I haven't lost my curiosity for it. I started my interest in interactivity and developing that part...god forbid I would call it `muscle,' whatever it is...'blood' and whatever in '92 right after I left Fox, long before there was an Internet or long before there was a functional Internet. So, I actually...I have genuine, so to speak, heart in both places and...uh...so I think that the ability to do that and to play this role in VUE...uh...gives us the ability, I think, first of all, to have a great good time in addition to the great good luck that we've had heretofore and that we have in this in competing all over the world. The other thing that I would say is that...as it relates to my time and people's questions about, well what am I gonna do with my time? And how am
                         I gonna split it? The truth is you can't chop time in percentages...you can't...it doesn't...that's not real.
                         I basically, up until now, spent about fifty percent of the time in interactive and about fifty percent of the time on the entertainment side. The interactive business has grown, the entertainment business has grown. On some days I'll spend ninety percent on interactive or ninety percent on VUE. But I believe, and we've talked a good deal about this, that I'll be able to do both areas of my responsibility without it being a burden on either. I actually think it will help either. So, that's the thing on time. You may want to ask additional questions; to the extent I can answer them I'll try but that's my thought on that. As far as the people I get to work with...on the side of this new venture. First of all, I've known Ronny Meyer, he's been my friend for, I don't know, too long a time...not too long but a long time only in terms of judging the width of the tree. But we've been friends for a very long time. And Pierre Leskuer, who I've known for several years now and I would say that...actually pre-dating this transaction we began to be friends...we have some French in our lives commonly although my wife is Belgian though the language is...that side of the language is French...uh, and she has a flat in Paris and, so, I have...I certainly believe that Pierre is my friend and I'm...in the process of what we've put together I think I'm gonna enjoy that association.
                         Michael Jackson, who is sitting here, recently came to USA to run its entertainment businesses, to be in charge of them, because I felt they absolutely had to have the full time attention of a single leader and Michael Jackson is that leader; previously he ran what
                         I think is the best channel in the world, Channel Four.
                         I thin we have organized this in such a way, in the conversations I've had with Ron and some conversations
                         I've had with Stacy, and some conversations that Michael and I have had...I think we have an original organization for this; it is going to be tension-free.
                         It is certainly hopefully going to be lively and opinionated and full of the passion of argument, which is where I think the best stuff comes out of almost anything creative. But I think it's organized at the outset correctly. And, as far as the interactive side, I'll deal with that later in terms of its executives here in this part. With me this morning is John Miller, who is the CEO of information and services on the interactive side of USA. So I think, I mean, although
                         I've probably forgotten something, I'm happy...I'm happy to shake your hand actually although I don't want them to take any pictures because they'll be THAT picture, you know? That kind of bromidic picture and whatever--we'll avoid that. But we will be happy to answer any questions that you have...

Jean-Marie Messier:      Yes? On the left side?

UM2: [question in French]? [now speaking English] Last question if I may ask to Mr. Diller. It was in the communique this morning about the French producers basically about, I quote, `an Americanization of French cinema.' I just wanted to have your views on that, I mean, after Mr. Messier, if I may. Thank you.

Jean-Marie Messier:      Not only...don't apologize to ask the question in front
                         of Pierre Leskur, that's...that's no problem there. Uh, as I was saying, the fact that this question is raised just shows that Pierre Leskur presents and work in L.A.
                         with all the USG team over the last year...has ben very successful. But what we have achieved, which was not obvious at the beginning, the French guy, even knowing the business, coming to L.A. has been totally overcomed...and that several very positive outcomes have been reached through Pierre's action in L.A. one of the most important for me being the integration between the US and European side, between Universal
                         Studios and Studio Canal. That job needs to go ahead, needs to be pursued, and no one here has better skills than Pierre Leskuer to continue this job. And, on a more personal basis and that's something that we discussed with Barry and which is very substantial with not only Barry's views but with our own internal management's views and with what has happened, for example, during our discussions with Ecco Star, as an entertainment group we need to be able vis a vie distributors to deal as one single entity. And I've discussed so many times this point with Edgar Broffman, who's smiling right in front of me. And we had been successful in breaking the deal with Ecco Star only because at the end of the day we had been able to make the arbitrage between our technology interest, our TV and film interest...Doug, our music interest, our games interest. We need to act as one single worldwide content group. So we will create a worldwide entertainment committee, which is going to be gathered, let's say, half a day every month and whose main goal is going to gather all the strengths, all the entertainment CEOs of the group...starting by Barry and Ron...Doug, obviously, and [unintelligible name] Turen on the publishing side, to make those positive arbitrage, to extract the synergies between our content businesses, and to have one single voice in our relationships with the key distributors. And I've asked
                         Pierre, who has been very successful in integrating the movie business on the two sides of the Atlantic, to be along with me in managing and sharing this committee.
                         This is very important to us and this is very important to the group. On your Franco French movie industry question, may I just say that, as we all know and as we all understand, the Franco French exception culturale is dead. We are today in a time of cultural diversity.
                         What does that mean? It means that you need to be both global and local. The wonderful success of Doug
                         Murray's team is the UMG is not only the world leader, UMG is a local leader in six out of the seven main markets around the world. WE need to understand that this is true on the movie side too. The interests of Vivendi Universal is, on one hand, a rather wonderful
                         US major...very successful, very dynamic. Vivendi
                         Universal Entertainment in the US...and, at the same time, to keep Canal presence, Studio Canal being the first support of the French movies industry. But as Canal proceeds as sole and first support of the Polish movie industry in Poland...of the Italian movie industry in Italy. And, for me, let me put it in perhaps a too aggressive way: that kind of statement sounds a little bit archaic in the times that we are living and in those times of cultural diversity. And the anxiety underlined there is totally artificial and has no basis. Yes?

UM3: Mr. Messier, Nicola Bai from Lezico. I have another Franco French question if I may. You remember a few years ago your good friend Rupert Murdock had to take the US citizenship. Do you--because of his investments in this country--do you think that you will need to do the same?

Jean-Marie Messier:      No, I don't think so. I'm pleased that Rupert is a US
                         citizen. I'm proud of my French passport and, uh, I think that obviously in this case we do not need that.
                         May I underline very...very narrow difference between Rupert and I. I think that he is basically the owner of this group. I think that I'm the chairman and CEO of Vivendi Universal on the behalf of my shareholders and vis a vis any question relating to nationality and passport...it has...it makes a difference. Part of Rupert's US citizenship was, was linked with regulatory issues. So, let me be clear, I[`m proud of being a new
                         Yorker--even more so after nine, the eleventh and I'm proud to have my family living here. We are a global group. I'm the French chairman and CEO of the global group.

Barry Diller:            I would only add that my wife is a Belgian and in
                         Belgian law if you are married, you can have a dual citizenship. So...I'm going there. Yes? Oh, more in the front.

Justin Opelar:           Justin Opelar of Variety. Just a question--with the
                         backdrop of tremendous success in the film division over the past year...any concerns about continuity? You know, given that this is a, you know, substantial management change and kind of, you know, a new structure. And then, one more question, just now that you guys are getting into, you know, the television business to some extent, there's gonna be some ad exposure there, that had long kind of not been a very significant part of your revenue model. Any kind of concerns about, you know, exposure to that very cyclical market?

Barry Diller:            On the first part, um, as I read someplace that...what
                         I'll do is fix something--try to fix something that ain't broke--one the contrary, as I've talked with both
                         Ron and Stacy, I'm gonna cove to their culture in this area and, in fact, I'm just a complete supporter of what they have done. I can't imagine that there will be any disruption of any kind in any area on any level or in any particular. It just simply seems to me actually impossible. As it relates to ad exposure I think, Jean
                         Marie, you can answer it as far s the percentage of advertising exposure. I would only say one thing about the, the nature of cable television networks is that they have, of course, two streams of revenue; one comes from advertising and the other comes from subscribers.
                         And it is the strength of those revenue streams that are guaranteed, so to speak, that makes what is, of course, a terrible advertising climate which is gonna continue for a bit. It isn't gonna continue forever, obviously, but it certainly allows the level of program commitments that Mr. Jackson has been engaged in, in juicing together in just such a short period of time from being made to create the assets that when there is an advertising economy with some robustness inside of it that, in fact, the advertising revenues will shoot back in; but it's protected to a degree by subscription revenues.

Jean-Marie Messier:      And just to give you some orders of magnitude, Vivendi
                         Universal Media activities will represent, '02, basically, 32 billion Euros of turnover. The turnover of USAI Entertainment assets are two billion Euros. One set of that is advertising driven, that's six hundred or so, that's in order...just to fix order of magnitudes...two percent of Vivendi Universal media turnover. So, our exposure to advertising as a group is going to jump to double from two to four percent. I'm very fine with that and I'm very fine that it keeps to Vivendi Universal its very strong defensive qualities in the current environment.

Barry Diller:            In the back?

UM4: At four percent maybe it can go higher. What is your opinion of the broadcast network business? Would you like to own one? Do you see any value in those businesses right now?

Jean-Marie Messier:      Can we just stop asking when we are presenting to you
                         what we think is a decisive step, to ask about...yeah, but please, don't you have another one in mind? No? WE do not have another one in mind. Two thousand one has been a year for Vivendi Universal of integration in addressing what was one relative weakness on the US market...the lack of integration in the TV and movies filed, and a lack of access to distribution. So the combination of the acquisition of USAI Entertainment assets and the strategic partnership with Ecco
                         Star...we are fully addressing this relative weakness.
                         Let's work primarily for 2002 to the internal growth of our group. And I can tell you we have a goal in 2002 in terms of revenues gross, which is to continue to reach and to reach in 2002 a double-digit organic growth. I think that at the end of the day such a step as of today is critical for our strategy. But the key strengths of the group? That's to make double-digit organic growth every year. In 2002, we are going to focus on that one.

Barry Diller:            On this side...

Jean-Marie Messier:      And you tell us in the back of the room if you have any
                         question coming from the outside?

UF:                      [inaudible]

Barry Diller:            OK, another couple of questions here and then we'll go
                         outside.

George Stallag:          hi, gentlemen, George Stallag with the Hollywood
                         Reporter. Quick question. Can you talk a little bit about specific projects that you guys might have been discussing already that leverage the strength of the now-combined operations? I remember you guys have kind of indicated that we might see a Fast and Furious TV series, something like that. What's the latest there?
                         What else might you guys have in mind?

Barry Diller:            I mean, I think that there's a...there are a series of
                         things that we've already started to discuss that we actually have been discussing for a little bit before...uh, there is a vast library at Universal in terms of the past both in terms of films and television. There's this wonderful cream that has risen to the top in the last few years, of those titles, that can play their role in terms of potential television series et cetera--I mean, rather than give you specific titles and such. But the work has already begun on that. We think that the prospects are rich and we would think that over the next period you'll begin to see them develop.

Jean-Marie Messier:      ON the left side? Yeah, we will go back to you right
                         after. Don't worry.

UM5: Why the reluctance, Mr. Messier, to discuss the financing? Can you give us some details on how you're going to make this...

Jean-Marie Messier:      -The financing is very easy. You have, basically, three
                         parts in this deal: the first one which represents two-thirds fo the global compensation of the acquisition is by bringing back to USAI those 330 million shares of USAI that we are owning. And Barry is going to reduce the capital of USAI with that. That's basically giving back the shares that we received at the time of the initial transaction. The second part of it, in rough terms, of the 32-million vivendi Universal shares that we are swapping with John Malone...to get more USAI shares that we also bring into the transactions. It's a 1.6 billion dollars consideration in treasury stock. And, finally, you have a cash portion of 1.6 billion dollars, which is an amount equivalent to the one was given to Seagram in 1998. Uh, the 1.6 billion dollars of cash has been pre-financed by the sale of our `B Sky B' stake last week. And using our treasury stock to gain Liberty Media as a core shareholder of Vivendi Universal and helping this transaction to happen, [unintelligible] for our shareholders a very good use that we can do with our treasury stock. At the end of the day, this transaction is not putting pressure on Vivendi Universal. On the reverse, what it allows us to do is to increase our EBDA target for 2002 by more than ten percent. It's to increase our net income in 2002 by roughly 200 million dollars. It's to increase the net free cash flow of the group in 2002 by, let's say three hundred and fifty million dollars. At every level of the PNL and of the cash flow that you may look at, this transaction is very positive to VUE shareholders year one.

Barry Diller:            Why don't we go to the question behind that we didn't
                         do and then, as Larry King says, we'll go to the phones. Yes?

UM7: Thanks, Thierry Arnot with Le Tribune and the French Business Daily. Uh, I was wondering whether you could both elaborate on the reasons why you decided against integrating the whole of USA networks into Vivendi Universal. And the second question related to that is do you look at it in the same way, in a sense, you are looking at TV back in '97...in other words, let's grow the assets separately with a view to later repatriating them into Vivendi Universal?

Barry Diller:            Well, I would say, as to the first question, that one
                         of the foundations of this--and I think the art of the transaction--was the ability to have these USA
                         Interactive assets stand on their own separately as a pure business line. And this area of interactivity, while it has certainly gone off like a rocket over the last several years in oft spoken bubble terms is nevertheless the real deal. Interactivity and the...the convergence in all of these, so to speak, media of information and entertainment and direct selling. I mean, interactivity as an organizing principal, standing on its own, is a wonderful business proposition and we've been able to build real companies. It's very important in this transaction and in the art of it I believe that we were able, in a sense, to carve this exactly correctly. And, so, there is this USA Interactive company that I hope and I believe will go one for a very, very long time...growing and building in that...truly important sector of world business; and each year, I believe more so. It has...it does not have, as it relates to the second part of your question, some of you will want to add to that...it does not have the...the foundation principal that the other transaction had. I think much of the misunderstanding and...and, as I've said in a quote that I gave about this, totally unfair criticism of that transaction. The original transaction was it was ALWAYS understood that in that transaction these assets would return. It was understood, by the way, and implied that the best of all possible worlds would be if they increased in value because if they decreased in value. in fact, that would have been a tragedy. In fact, they did increase in value. As Jean-Marie has said, there had to be a step one before step two and those shares that were part of that transaction are what, to a very large degree, paid for its repatriozation. So, uh, I think that...as it relates to the same thing happening all over again, while there's nothing in the world that I would preclude, because there certainly is the ability for anything to happen, USA's course is clear and independent. USA Interactive is clear and...independent and there are no such agreements or discussions or et cetera or anything that is a foundation principal with regard to that.

Jean-Marie Messier:      Just two quick points, the first one to underline.
                         Those assets have grown in value and we are paying them with the USAI stock, which as grown in value at the same time; that's the reason why from a VUE shareholder's point-of-view this transaction makes a lot of sense. And on the interactive side, just to make you sensitive to one point, we are very much looking with Barry to build between vivendi Universal net and USA Interactive the right commercial long term agreement between our respective interactive and Internet-based businesses. If we were able to play it right, through the right cross-marketing agreement, do you realize that together those assets in terms of unique visitors reach will rank on the worldwide basis, number four? Right after the three ISPs: AOL, MSN, and Yahoo! If we play as a ring to a large extent VUE Net content online Internet sites and the wonderful transactional businesses of USA Interactive, we will be together number one of the non-ISP in terms of Internet reach. I think that it gives you an idea of the potential which does exist here through commercial agreements between us and it does explain to you the reason why I've been discussing with Barry and requesting through the transaction to get for the benefits of my shareholders--of VUE shareholders--a very significant amount of warrants on USAI Interactive to get Barry my share, my stake or my shareholders' stake, of the value that you are going to create also on the interactive side.

Barry Diller:            And we're hopeful that it comes.

Jean-Marie Messier:      Outside?

Barry Diller:            Yes, let's take it. Okay?

Operator:                [through phone connection] We have a question coming
                         from Richard Berrier, you may ask you question. Please state your company name.

Richard Berrier:         Um, yes, Richard Berrier, Los Angeles Times. Just a
                         couple of questions. I was a little unclear on Mr.
                         Armstrong's role in the structure? Can you clarify that? I also wanted to ask what the value of this venture will be. And the third question is, um, if you could perhaps elaborate on some of the most fundamental changes we can expect to see at Universal Studios including in the recreation group?

[recording abruptly ends] [end of tape, side A] [start of tape, side B]

[recording device is activated]

Barry Diller:            Well, first of all, I think as it relates to Mr.
                         Armstrong I would direct you to AT&T.

Jean-Marie Messier:      It was Jackson perhaps?

Barry Diller:            Did you say Jackson?

Richard Berrier:         I'm sorry, Mr. Jackson.

Barry Diller:            Sorry, then...the role of...I thought I...

Jean-Marie Messier:      Michael, you're not leaving for AT&T are you?
                         [laughter]

Barry Diller:            No-no-no. Michael Jackson is not Michael Armstrong.
                         Uh...I think I spoke about it earlier. Michael jackson is going to be the senior executive on the television side of the combined Vivendi Universal Entertainment and, as it relates to changes at Universal Studios, we've talked about that. I think that, in fact, I certainly anticipate none. I would direct you later, after this press conference you can all gather around
                         Ron Meyer and Michael Jackson and they'll tell you what they think because they're the responsible parties.

Jean-Marie Messier:      And with Ron as number two to Barry you can imagine
                         that it's going to be a strong team. Value, which was your in the middle...uh...in between question? Uh, let's be over simplistic that's the only way because this financial transaction is a little bit complex.
                         Barry has a lot of very nice people around him who love sophistication in the financial deals.

Barry Diller:            let me just say we're evenly matched. [laughter]

Jean-Marie Messier:      That's quite simple. You may have seen different
                         figures in terms of value of the deal. Let me take the three key figures: 10.3 billion dollars is our value of the deal based on the thirty days average for any stock transaction within the global agreement. We took a thirty days average because that's usual and because it can be an unaffected price after the leak of last week--that's 10.3. Ten point eight billion dollars would be the value of this transaction if you take
                         Friday close stock prices. The problem for us with that is that Friday close do include part of affected stock price on the USAI level. Basically, it gives a 10.3 to
                         10.8 billion dollars range. The only other difference between USAI approach and our approach is that obviously we are taking into account the value of the warrants that we are receiving on USA Interactive.
                         Twenty four million of those warrants, the first trench of twenty four million is not so far, even closer, since the opening of today from being in M&A. They have an objective market value, very significant value to our shareholders that we are taking into account. USAI, looking at the sales of the entertainment assets on a stand-alone basis is not taking into account this value of the warrants; it's a discrepancy of basically eight hundred million dollars, which may leave you to the
                         11.6 or 11.7 billion dollars, which has been the other figure mentioned for the value of this deal. Obviously, between the...on the warrants, the two approaches are correct. USAI shareholders can look at the value they are selling the entertainment assets; and we are looking, as VUE shareholders, at the total amount of what we get, what we pay for, and what we receive. And, so, we do integrate those warrants with, as I was just mentioning...have a true and very impressive value. I think that those warrants are long term, ten years, let's you...Barry? Time to grow and grow and grow again the value of USA Interactive businesses.

Barry Diller:            The way we look at the warrants, obviously, from USA's
                         point-of-view--the only issue for the warrants is dilution and the dilution clicks in...first of all, a very long time from now and also at prices that...that are certainly higher than our current share price. So, for us, the effect of the dilution, given our share base, is fairly small and, therefore...and its timing is distant. And, so, consequently, for us in valuing the transaction we feel we legitimately value it at a different basis. This is...well, people would say how could you value the same transaction two different ways? Well, the truth of it is of course you can; there are two different securities, they have different characteristics, the considerations are different in terms of valuing them on either side; and it's, of course, open to interpretation. It's what keeps analysts happily at work and alive. Uh...were not concerned at all by this and we think the simplistic explanation of this is the one that will carry.

Jean-Marie Messier:      This range is basically sixteen to eighteen times eBDA
                         pre-synergies and twelve to fourteen times EBDA post-synergies. And, one more time, we are paying mostly...with a stock that will receive initial...and I think that whatever you look at this transaction, all of this makes a lot of sense. But speaking about financing and structure fo the transactions, that's also the...the occasion to thank all of our internal teams who have worked on these transactions but also the outsiders and I'm thanking on our side...to our financial advisor, Goldman Sachs, as the global advisor and Morgan Stanley as the equity advisor to our legal advisor, Kravas and my favorite lawyer and partner, Fiza Assad who is in the back of the room...our audit team of Arthur Andersen hereto such a transaction is a teamwork inside and outside. And I want to thank all of them; they made a tremendous job in such a minimal period of time...that's impressive.

Barry Diller:            I would...I would certainly add to that the one thing
                         that I can say on both of our behalf is that we have
                         improved employment in new York City profoundly over
                         the last month. [laughter] And, on our side, we could
                         not have done this without Allen & Company as our
                         financial advisor and our special committees
                         advisor...Bear Stearns. With particular respect to
                         this, because fo this transaction...because of USA's
                         board membership, which leave literally four directors
                         who are, so to speak, unconflicted--meaning that they
                         don't' have interests on any side of this because
                         between he Vivendi board members and the Liberty board
                         members and me and....uh...other USA associates. There
                         were four people but we were very lucky, there were four great people...uh...led in this case by Bill
                         Savoy...and...and his leader, Paul Allen, who were one part of the special committee and, on the other side, was General Swarzkopff, who is a member of our board and Ann Busqet. And they...when you're on a board and someone calls you up and says, `you know, we need a special committee so you're actually...you really have to go to work.' And they really did in the last ten days...had to put in an enormous amount of work--they were the group that actually, on the USA side, voted this transaction into being. So a special thanks to them as well as Wachtel Lipton without whom I might be standing here but I'd be far thinner in many different respects. Um...but...and one addition that I would add in this case. Here in this room is Guillaume Aniso, who's the CFO of Vivendi Universal and, in Californian, is victor kaufman, who is the vice chairman of USA and, in respects, in the same way...and without their creative abilities and without there...

Jean-Marie Messier:      -Their endless discussions...night discussions...

Barry Diller: -Their endless discussions for sure...there would have been, of course, no transaction. It would not have been possible without both of them and I'm glad I'm going to be associated with both in the future. So, just one more question maybe we should do or...?

Jean-Marie Messier:      There was one...

Barry Diller:            Sorry...

UF1:                     [inaudible in background]

Barry Diller:            Okay, then we'll let you all go to life.

Operator:                Thank you, our next question comes from Frank Arienz.
                         You may ask your question. Please state your company name.

Frank Arienz:            Frank Arienz, Washington Post. I have two questions for
                         Mr. Diller: one, what changes will we see on USA networks and when to tell us this deal has happened?
                         And, second, as former head of paramount, Fox, this seems to put you back up at the power level of folks like Michael Eisner and Dick Parsons. How does that feel to be back?

Barry Diller:            I didn't thin I went very far away to be honest with
                         you but you can all have your own little ideas about that. I've been reading about all of that it, like, makes me laugh every time I see that. Um...it...uh...I can only say the truth, it really does make me kind of smile. That's about my only thought about it. As far as USA networks, I mean, I really think that you should, after this, ask Michael jackson. I mean, he's...he has been at work at USA networks...how long Michael?

Michael Jackson:         Six weeks.

Barry Diller:            Six weeks. And it's all done and he has a new program
                         schedule for you and he'd be happy to tell you all about it. No...he...he's got this network at a very interesting time. We, last year, I think with some hindsight wisdom, we lost wrestling and that hurt our ratings; but I thin the ideas for USA network and the discussions that he has been having recently and in every discussion that I've been around and heard, I think you would expect real growth for USA networks. It will begin at some point next year; it isn't gonna come fast because it doesn't' happen that way. Solid growth in terms of networking comes over a period of time;
                         but, from the early work ai have enormous confidence in their prospects. So, we have, what? Paris?

Jean-Marie Messier:      One other question in Paris? That's right?

UM*:                     [asks question in French]

Jean-Marie Messier:      [answers question in French] [returns to English]...so,
                         on this one, the basic answer was what about the depth and credit rating relating to this transaction? I just emphasized the fact that there is 1.6 in cash and 0.75 in preferred stock...twenty Euros below the market interest rate, which is basically 2.5 billion dollars, out of which the cash part has been pre-financed by the sales of Partifal the [unintelligible] sale of Partifal
                         [unintelligible] AB stake. AS far as the global depth ratio of the group is concerned, our target is to have in '02 a depth to EBD ratio well below three times and especially we are focusing to reach that target ahead of the end of the first half of 2002, which means that Vivendi Universal will end up its program of selling its non core asset in the first half of '02; it will give us very comfortable triple B credit rating targets that we are very comfortable with. [Short question to questioner in French]? Ah...doing in French and English if you don't mind for our Paris people? Uh...[continues to caller in French] [returning to English] So, no cleaning of balance sheet because the balance sheet is clean. That was the first part of my answer and the second one is we are committed to issue full US gap earnings starting Q1 of '02. We already, in fact, worked on the basis of US gap accounting methods in '01 in order to build our track record at the time of this year, at the time of the release of our first full quarterly US gap in '02. So we are already applying all US gap methodologies, including those relating to amortization. Another question in paris? That's all? Is there perhaps a final question here? None? There was...

UF*:                     [asking question in French]

Jean-Marie Messier:      Oui...I'm just going to give in French about the Pierre
                         Leskuer role...[answers in French] [returning to English] So now we go back to English for one final question?

UM8: Maybe I missed this earlier but what is the reporting relationship, Mr. Diller? Who do you report to?

Barry Diller:            Who does who...me?

UM8:                     Him.

UM8:                     Directly. Okay.

Barry Diller:            That's it. Um...thank you all very much. We
                         have...[laughter] What? Did I do that wrong?

Jean-Marie Messier:      Excellent!

Barry Diller:            It was a simple...simple answer. Simplicity is best.
                         We're gonna have a five minute break and then we'll do a USA Interactive...hopefully a brief press conference but thank you all very much.

Jean-Marie Messier:      thank you...thank you everyone.

Barry Diller:             What's that? No, this is nice, this is very nice us
                         together. You don't want that handshake. We'll do that.

[recording device is deactivated]

[recording device is activated]

Barry Diller:            We're gonna get this USA Interactive thing going for
                         those of you who have an interest in USA Interactive.
                         So if we could...kind of take the A/V out of here that doesn't relate to it, I'll answer questions about...talk a little bit about USA Interactive.
                         So...um...is there anything here numerically I want to cover for you? If you look--a couple things about USA
                         Interactive...um...we've made fifty-five investments or acquisitions since 1997; they're all focused on areas that have natural relationships to each other. There's a natural migration therein to interactivity. We have transactions that scale. What we believe is that merchandizing creates margins, it's why we've spent our time on things where there is margin. We've had an annual growth rate that's been very high, twenty percent over the years--sorry, twenty percent from 2000 and which we will think will continue into 2003. In terms of online migration, travel is at fifteen percent, ticketing is at forty percent of migration...the margins are growing even faster, twenty-nine percent over the next few years. We have low inventory risk. At HRN we have thirty percent gross margins. I'm really not...I don't think I need to go through these various little metrics. The one thing that I probably would do is something that we think is really interesting...that in 1995, if you looked at revenue through the screen it was really advertising and subscriptions. In 2000, transactions are...uh...thirty-nine percent; growing, I guess, eleven percent in '95. And in 2005, transactions are estimated to be about sixty percent of what will happen over a televisions screen. And the interesting thing for USA is we are already, in terms of a percentage of mix in the company, at where it is going to be in 2005--so we think that the areas that we're in, the areas that USA Interactive is in, are the enormous growth futures of the world. And, given our start, the fact that we start this enterprise with strong cash flow, with an awful lot of cash--close to three billion dollars--and...and an integrated interactive universe that...I said earlier, it would be a crime if we were not able to capitalize on that. We're already nine percent of interactive commerce. We think we'll be twenty percent in 2002. WE think we're going to be the dominant player. As against our nearest competitor, which is EBAY, in terms of profitability, they are slightly more profitable than us at the moment. They have essentially one line of business. We have twenty different lines of business inside USA Interactive. So we have a fantastic opportunity inside this interactive company and we intend to be about it with as much moment as we can bring to bear. So, with that, I'll answer any questions that you have. So...questions? Yes sir...

UM9:                     [unintelligible]

Barry Diller:            I don't' think there's a need to...uh...we've talked a
                         bit about it in the past and we're gonna talk about it, obviously, in the future. There is the potential and w control those companies, obviously, they're subsidiaries, technically, of USA. Uh, I would think that in the future we would look to consolidate them, we will look to--we may not do it. In fact, they are a find stand-alone. They have a nice basis. They're perfectly okay in their configuration. But a rationalization is possible over time. Yes? I think we've...

UM10:                    [unintelligible]

Barry Diller: Okay...we've been at this, by the way, since six this morning so I think every possible question from any possible country, other than Transylvania, has already been answered.

                         What would it be?

Operator:                Excuse me, Simon Applebaum, please state your company?

Simon Applebaum: Yes, Simon Applebaum from Multichannel news and, Barry, I will try to have something a little bit different. Uh, how will this...what role will your ne company, will USA Interactive, play in the effort with Vivendi to develop interactive TV channels with Ecco Star? Channels, by the way, which will not be exclusive to Ecco Star, they will be sold to cable operators here in the US and overseas?

Barry Diller:            Yes, well, first of all, we're gonna have commercial
                         agreements between us and between USAI and VUE and vivendi in lots of different areas. AS far as the commerce channels...we are going to launch a travel service at some point in the next six to nine months;
                         we have existing arrangements for that. We actually have existing carriage arrangements with Direct TV, which, if Ecco Star acquires Direct TV, we'll become for the whole. UH, and we're gonna...we have one more category that were going to probably announce within the next three months or so, which will be a commerce and transaction service. The deal that we have made divides commerce and transactions on the left side with USAI and entertainment on the right. We will service each other; we will combine in certain areas because there is a relationship between entertainment and interactive commerce in terms of commercial arrangements. But, as far as the ownership of the assets, all transaction and interactive assets are owned wholly by USA and vivendi has its own interactive assets. Yes, Victor Miller?

Victor Miller:           -interactive question but I didn't get this in during
                         the regular call. What impact will the deal have on the individual USA networks and who runs them? UsA and Doug
                         Herzog, Bonnie Hammer in Sci-Fi, Patrick Ven and Trio
                         Newsworld and prime...will there be a change in focus?
                         Will everyone stay in place? What's happening there?

Barry Diller:            Um...I think...Michael's not here
                         anymore...Jackson...but all of the executives of USA
                         Entertainment, the ones that you just named, will remain in place; they will be combined with other activities of...Universal Television worldwide, which will all be under the responsibility of Michael jackson who, in turn, will report to Ron Meyer. But we don't anticipate any changes. We have very good teams on Sci
                         Fi Channel, on USA Network, and Patrick Vien is a first-rate executive in charge of our emerging networks so we don't anticipate a change. Yes, Victor?

Victor Miller:           Thanks, Barry. You've talked about the migration. Could
                         you give us a sense of metrics for everyone on how much you've seen the ticketing business go online? The airline ticket business going online? The home shopping business going online? How quickly has that happened and how far could it go?

Barry Diller:            Well, Ticketmaster Online is now up to about forty
                         percent; we think it will go higher than that next year, it's in our plan. What's the amount it's gonna go to, John? Forty-five percent. Uh...so we see it continuing, and that's remarkable when you think FORTY percent of EVERY transaction and for Ticketmaster, this big company that five years ago didn't know what an Internet was; they thought it was a toaster. Uh...and that's not disrespectful, I, quickly add to Fred Rosen, who built that company, who did a fantastic job doing it...I'm just saying that, in fact, it didn't exist. On the travel side, fifteen percent of all travel is online; that's remarkable that...travel is...I men, ticketing is a relatively small category. Travel is in the trillions. So...fifteen percent online migration.
                         My feeling about travel is that travel migration online is going to go fairly quickly. I can't imagine that people will really want to get the information...actually get questions answered, asked, et cetera in all different parts of the kinds of things that interactive travel can do online. I think everybody's gonna go online in terms of their travel products. I think it's gonna be true for all businesses. I think that the idea of businesses outsourcing their travel to other people when there is--are these interactive systems that allow you to do it much more efficiently and without anybody, so to speak, in the middle in bricks and mortar, kind of, situation. I think that there's enormous opportunity as to our colleagues at Expedia on the business side for online migration. Home shopping, from the first hour fo the first day, I mean...in the first year it's up to ten percent of HSN's business. It was profitable since its inception. It is the big, I think, growth engine of HSN. So I see the naturalistic movement to online for accessing goods and services. I also think that as you get the on anytime computer...which is quickly coming.
                         I mean, I think it's a couple of years out probably, but those of us that have them--certainly in offices--and some, certainly, people have them in homes. If you have a cable modem, it's on all the time and you see cable modem adoptions. The more that it's there; the more that there are multiple appliances for accessing information and services and interacting online. The more there's that ubiquity, I think the faster that all goes. And, also, the other thing is it's still...it's so much at the very beginning because it is still run a bit too much by a technical side. The intuitive interactivity...it is needed for normal people to feel comfortable inside these systems is just beginning. In the next few years I think it will adopt more and more and more.

Victor Miller:           Bridging media and your USA Interactive...you've talked
                         about launching a travel channel and Mr. Messier's got five channels, I think, he's done through his Ecco Star deal.

Barry Diller:            Yes.

Victor Miler:            Is that anything that, um...

Barry Diller:            -yes, we've talked about that and we would probably
                         undertake it jointly although, as I say, we already have, already set aside, a pure...Tier One...what is it? It's in the basic tier of DTV where ewe already have a channel set aside in that basic tier on DTV for travel. So I would think it would be fairly naturalistic. If there's nothing else...thank you all...

[recording device is deactivated]

[end of tape, side B]
***

Additional Information

----------------------

     Stockholders of USA Networks are urged to read the proxy statement when it becomes available because it will contain important information about USA Networks, the transactions and related matters. Investors and security holders can obtain free copies of the proxy statement when it becomes available by contacting Investor Relations, USA Networks, Inc., Carnegie Hall Tower, 152 W. 57th Street, 42nd Floor, New York, NY 10019 (Telephone: (212) 314-7400). Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed by USA Networks and Vivendi with the Securities and Exchange Commission in connection with the transactions at the SEC's web site at www.sec.gov.

     In addition to the proxy statement, Vivendi and USA Networks file annual, quarterly, and special reports, proxy statements and other information with the SEC, which are available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by USA Networks and Vivendi at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

     USA Networks, Vivendi and their respective directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of USA Networks' stockholders to approve the proposed transactions. Such individuals may have interests in the transactions, including as a result of holding options or shares of USA Networks' stock. A detailed list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement that will be filed by USA Networks with the SEC.